Exhibit 99.1

QR Energy Acquires $145 Million of Oil Properties in Florida Gulf Coast Area

HOUSTON, TX—(Marketwire – January 2, 2013) - QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that it has acquired $145 million of oil properties located in the Jay field in the Florida Gulf Coast area from its sponsor, Quantum Resources Fund. The transaction closed on December 28, 2012 and was financed with cash on hand and borrowings under its bank credit facility.

Transaction Highlights

•	Expected to be immediately accretive to Distributable Cash Flow; 2013 Adjusted EBITDA for acquired properties expected to exceed $35 million

•	Mature, legacy asset with significant oil in place located in a core area; adds to QRE’s 7.4% overriding oil royalty interest in the Jay field

•	Current net production of approximately 2,500 Boed is 90% oil and 10% NGLs; 100% operated

•	Estimated total proved reserves of 11.3 MMBoe as of December 31, 2012 are 100% proved developed (76% proved developed producing); 87% oil and 13% NGLs

•	Low-risk estimated probable reserves of more than 4.0 MMBoe as of December 31, 2012

•	Lengthy proved reserve life (R/P) of 12.4 years; low decline rate of approximately 9% per year

•	Low-risk development opportunities include optimizing tertiary recovery by increasing throughput, performing well cleanouts and enhancing plant processing capabilities

•	Estimated maintenance capital expenditures of approximately $11 million per year

•	Expect approximately $3 million per year in incremental general and administrative expenses

•	Significant percentage of acquired production hedged through 2017

•	Borrowing base expected to increase from $730 million to $900 million based on Jay and recent East Texas acquisitions

Chief Executive Officer Alan L. Smith commented, “This acquisition allows the partnership to own a world class oil field with significant remaining reserves, a low decline and a long reserve life. We expect the high liquids content and premium Louisiana Light Sweet crude oil pricing to deliver high margins and significant accretion to our unitholders.”

Commodity Derivative Summary

QR Energy’s sponsor novated oil derivative contracts to QR Energy concurrent with the transaction closing. QR Energy’s current oil and natural gas derivative contracts are at the following notional volumes and prices:

	Crude Oil
Term	Index	Swaps Bbls/d	Average Price ($/Bbl)	Collars Bbls/d	Floor Price ($/Bbl)	Ceiling Price ($/Bbl)
2013	WTI	7,170	$98.74	—	—	—
2013	LLS	1,400	$99.51	—	—	—
2014	WTI	6,661	$96.35	425	$90.00	$106.50
2014	LLS	1,900	$98.77	—	—	—
2015	WTI	6,721	$94.51	1,025	$90.00	$110.00
2016	WTI	5,698	$90.80	1,500	$80.00	$102.00
2017	WTI	4,997	$86.88	—	—	—

“WTI” is West Texas Intermediate crude oil; “LLS” is Louisiana Light Sweet crude oil.

	Natural Gas
Term	Index	Swaps MMBtu/d	Average Price ($/MMBtu)	Collars MMBtu/d	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	Puts MMBtu/d	Average Price ($/MMBtu)	Basis Swaps MMBtu/d	Avg. Discount to NYMEX ($/MMBtu)
2013	Henry Hub	30,441	$6.02	2,466	$6.50	$8.65	—	—	18,466	($0.17)
2014	Henry Hub	26,622	$6.18	4,966	$5.74	$7.51	—	—	17,066	($0.19)
2015	Henry Hub	7,191	$5.34	18,000	$5.00	$7.48	420	$4.00	14,400	($0.19)
2016	Henry Hub	11,350	$4.27	630	$4.00	$5.55	11,350	$4.00	—	—
2017	Henry Hub	10,445	$4.47	595	$4.00	$6.15	10,445	$4.00	—	—

Webcast and Conference Call

QR Energy will host a webcast and conference call on Thursday, January 3 at 10 a.m. central time to discuss the transaction. Presentation slides for the call have been posted to QR Energy’s Investor Relations website at http://ir.qrenergylp.com.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the passcode 83945175.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 83945175.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Guidance

The guidance set forth above is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future revenues are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth above does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts), unrealized gains and losses on commodity derivative contracts, unrealized gains and losses on gas imbalances, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses, less interest income and unrealized gains on commodity derivative contracts.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission (“SEC”), which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC’s website at www.sec.gov.

Reserve Disclosures

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the year-end estimates of our proved reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Investor Contacts:

Taylor B. Miele
Investor Relations Manager (713) 452-2990

Cedric W. Burgher
Chief Financial Officer (713) 452-2200